Exhibit 4.2
Velo3D, Inc.
Form of Senior Secured Note due 2026

Velo3D, Inc.
Senior Secured Note due 2026
Certificate No. A-[  ]
Velo3D, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to [  ] (the “Initial Holder”), or its registered assigns, one hundred twenty percent (120%) of the principal sum of [  ] ($[  ]) (such principal sum, the “Principal Amount,” and one hundred twenty percent (120%) of such Principal Amount, the “Maturity Principal Amount;” provided that each of the Principal Amount and the Maturity Principal Amount is subject to reduction as provided herein) on August 1, 2026, and to pay any outstanding interest thereon, as provided in this Note, in each case, as provided in and subject to the other provisions of this Note, including the earlier redemption or repurchase of this Note.
This Note has been issued pursuant to the Indenture, dated as of August 14, 2023 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of [  ], 2023 (the “Supplemental Indenture” and, the Base Indenture as amended and supplemented by the Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee. The terms of this Note include those stated in the Indenture.
Unless otherwise indicated, references herein to “dollars” or “$” are to U.S. dollars.
Additional provisions of this Note are set forth on the other side of this Note.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Velo3D, Inc. has caused this instrument to be duly executed as of the date set forth below.
Velo3D, Inc.

Date:    [  ]        By:
Name:    [  ]
Title:    [  ]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated as of [  ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

Date:    [  ]        By:
Authorized Signatory

(Signature Page to Senior Note due 2026, Certificate No. A-[  ])

Velo3D, Inc.
Senior Secured Note due 2026
This Note (this “Note”) is issued by Velo3D, Inc., a Delaware corporation (the “Company”), and is a Note that may be authenticated and delivered for original issue under the Indenture referred to below and pursuant to the Securities Exchange Agreement referred to below in an aggregate principal amount not to exceed fifty-seven million five hundred thousand dollars ($57,500,000) and designated as the Company’s “Senior Secured Notes due 2026” (collectively, the “Notes”)
This Note is subject to the terms of the Indenture.
Section 1.Definitions.
Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture to the extent defined therein.
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.
“ATM Issuance” means an Equity Issuance made pursuant to an ATM Program, other than an Equity Issuance in which a single identified investor or group of identified investors purchases in excess of three million dollars ($3,000,000) in the aggregate of Common Stock or warrants exercisable for any class of Common Stock in connection with any such Equity Issuance.
“ATM Program” means an “at-the-market” offering within the meaning of Rule 415(a)(4) of the Securities Act.
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.
“Available Cash” means, as of any date of determination, (A) the sum of (i) the Company’s Cash and Cash Equivalents and (ii) any Cash paid by the Company to the Holder or any Other Holder pursuant to (x) Section 1 of the Securities Exchange Agreement or (y) this Note, any Other Note, any Prior Note (as defined in the Securities Exchange Agreement) or any Subsequently Purchased Note during the applicable Quarterly Cash Burn Period less (B) any Cash raised from any financings or series of related financings during the applicable Quarterly Cash Burn Period, including for the avoidance of doubt, from the sale and issuance of the Company’s Capital Stock, Convertible Securities, Equity-Linked Securities or Indebtedness (including, for the avoidance of doubt, Cash actually received in connection with the exercise or settlement of any Convertible Securities or Equity-Linked Securities).
“Authorized Denomination” means, with respect to the Notes, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if such principal amount then-outstanding is less than $1,000, then such outstanding principal amount.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.
“Business Combination Event” has the meaning set forth in Section 8.
“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed, or, with respect to any payment on this Note, the Place of Payment; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.
“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Cash” means all cash and liquid funds.
“Cash Burn Measurement Date” has the meaning set forth in Section 7(R).
“Cash Equivalents” means, as of any date of determination, any of the following: (i) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, Japan, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof, in each case maturing not more than two years from the date of acquisition; (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency); (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper issued by a Person (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency), and in each case maturing within one year after the date of acquisition; (v) readily marketable direct obligations issued by any state or commonwealth of the United States of America or the District of Columbia or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding two years from the date of acquisition; (vi) Indebtedness issued by Persons (other than an Affiliate of the Company) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding two years from the date of acquisition; and (vii) investment funds investing at least 95% of their assets in Cash and securities of the types described in clauses (i) through (vi) above.
“Cash Sweep Amount” means, with respect to any Cash Sweep Financing, twenty five percent (25.0%) of the gross proceeds from any such financing; provided, however, that in no event shall the aggregate amount of the gross proceeds of any Cash Sweep Financing that the Company is required to redeem in respect of this Note and all Other Notes exceed twenty five percent (25.0%) of the gross proceeds of such Cash Sweep Financing.
“Cash Sweep Certification” has the meaning set forth in Section 4(D)(ii).
“Cash Sweep Financing” means any Equity Issuance other than ATM Issuances; provided, however, that (i) the issuance of shares of Common Stock pursuant to the Notes shall not constitute a Cash Sweep Financing; and (ii) any Equity Issuances occurring prior to the earlier to occur of (x) the Company raising twenty million dollars ($20,000,000) in gross proceeds from Equity Issuances after the Issue Date (provided that, for the avoidance of doubt, if an aggregate amount of Equity Issuance is made after the Issuance Date in excess of twenty million dollars ($20,000,000), all amounts in excess of twenty million dollars ($20,000,000) shall constitute Cash Sweep Financing) and (y) [  ]1, shall not constitute a Cash Sweep Financing.
“Cash Sweep Notice” has the meaning set forth in Section 4(D)(iii).
“Cash Sweep Payment” has the meaning set forth in Section 4(D)(i).
“Collateral” has the meaning set forth in Section 7(Y).
“Collateral Agent” means High Trail Investments ON LLC in its capacity as collateral agent for the Trustee, the Holder and each Other Holder, together with any successor thereto in such capacity.
“Close of Business” means 5:00 p.m., New York City time.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” means the common stock, par value $0.00001 per share, of the Company.
“Compliance Certificate” has the meaning set forth in Section 7(J)(ii).
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is
1 Ninetieth (90th) calendar day after the Issue Date.

otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Capital Stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Covering Price” has the meaning set forth in Section 5(C).
“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock on The New York Stock Exchange (or the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VLD <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.
“Default Interest” has the meaning set forth in Section 9(D).
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(A)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(B)is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a

Subsidiary of the Company; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(C)is redeemable at the option of the holder thereof, in whole or in part,
(D)in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.
“DTC” means The Depository Trust Company.
“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Stock Market, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).
“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
“Equity Issuance” shall mean (a) any issuance or sale by the Company or any of its Subsidiaries of any Equity Interests (including any Equity Interests issued upon exercise or conversion of any Equity Rights) or any Equity Rights, or (b) the receipt by the Company or any of its Subsidiaries of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution), in each case for bona fide capital-raising purposes and other than (i) any issuance of Equity Interests upon the exercise of any Equity Rights outstanding as of the date hereof provided, that such issuance is made pursuant to the terms of such Equity Rights in effect on the date hereof and such Equity Rights are not amended to increase the number of such Equity Interests or to decrease the exercise price, exchange price or conversion price of Equity Rights, (ii) Equity Interests issuable upon the exercise of any Equity Rights or upon the lapse of forfeiture restrictions on awards made pursuant to an Approved Stock Plan (as defined in the Securities Exchange Agreement) (including Equity Interests withheld by the Company for the purpose of paying on behalf of the holder thereof the exercise price of stock options or for paying taxes due as a result of such exercise, vesting, settlement or lapse of forfeiture restrictions) or (iii) Common Stock issuable upon the exercise of stock options or upon the lapse of forfeiture restrictions on awards made pursuant to, any stock option exchange program of the Company that is approved by the Board of Directors or the compensation committee thereof or the Company’s stockholders, whether now in effect or hereafter implemented.
“Equity-Linked Securities” means any rights, obligations, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.
“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights, convertible debt, or other Equity-Linked Securities or agreements of any kind for the issuance or sale, of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 9(A).
“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 9(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred and ten percent (110%) of the Maturity Principal Amount of this Note excluding interest (or such lesser principal amount accelerated pursuant to such notice) plus the accrued and unpaid interest on this Note.
“Event of Default Notice” has the meaning set forth in Section 9(C).
“Event of Default Stock Payment” has the meaning set forth in Section 5(C).
“Event of Default Stock Payment Date” means any date on which the Holder delivers an Event of Default Stock Payment Notice pursuant to Section 5(C) hereunder.
“Event of Default Stock Payment Delivery Date” has the meaning set forth in Section 5(C).
“Event of Default Stock Payment Notice” has the meaning set forth in Section 5(C).
“Excess Shares” has the meaning set forth in Section 5(D).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable pursuant to this Note, that (A) such shares are (or, when issued, will be) issued by the Company pursuant to an effective registration statement or Section 3(a)(9) under the Securities Act and would not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or (y) the Company falling below the minimum listing maintenance requirements of such Eligible Exchange.
“Fundamental Change” means any of the following events:
(E)a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) the Company or its Wholly Owned Subsidiaries, (y) the employee benefit plans of the Company or its Wholly Owned Subsidiaries, or (z) the Holder or any of its Affiliates (including an “group” including the Holder or any of its Affiliates) files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;
(F)the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B); or
(G)the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.
For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Fundamental Change Notice” has the meaning set forth in Section 6(C).
“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).
“Fundamental Change Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to one hundred (100%) of the Maturity Principal Amount of this Note excluding interest (or such lesser principal amount accelerated pursuant to such notice), plus accrued and unpaid interest on this Note to be so repurchased.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
“Holder” means the person in whose name this Note is registered on the books of the Registrar, which initially is the Initial Holder.
The term “including” means “including without limitation,” unless the context provides otherwise.
“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Indenture” means that certain Indenture, dated as of August 14, 2023, by and between the Company and the Trustee, as amended and supplemented by the Second Supplemental Indenture, dated as of [  ], 2023, by and between the Company and the Trustee.
“Independent Investigator” has the meaning set forth in Section 7(S).
“Initial Holder” has the meaning set forth in the cover page of this Note.
“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Interest Payment Date” means (A) each January 1, April 1, July 1 and October 1 of each calendar year, beginning on January 1, 2024; and (B) if not otherwise included in clause (A), the Maturity Date.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.
“Investment Grade Securities” means: (1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents); (2) securities that have a rating equal to or higher than “Baa3” (or equivalent) by Moody’s or “BBB-” (or equivalent) by S&P, or an equivalent rating by another internationally recognized rating agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries; (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Issue Date” means [  ], 2023.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements or research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal, in terms of volume, Eligible Exchange (or, if the Common Stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which the Common Stock is listed for trading) on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Market Stock Payment Price” means, with respect to any Event of Default Stock Payment Date, an amount equal to one hundred percent (100%) of the lowest of the ten (10) Daily VWAPs immediately prior to such Event of Default Stock Payment Date.
“Maturity Date” means August 1, 2026.
“Maturity Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Maturity Principal Amount of this Note will be subject to reduction pursuant to Section 4, Section 5 and Section 6.
“Maximum Percentage” has the meaning set forth in Section 5(D).
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Note Documents” means the Securities Exchange Agreement, this Note, the Security Agreements (as defined in the Securities Exchange Agreement), the Amendments to Security Documents (as defined in the Securities Exchange Agreement) and the other Transaction Documents. The Company shall provide copies of all Note Documents to the Trustee.
“Obligation” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Note Document after the commencement of a bankruptcy proceeding, whether or not a claim for such interest is allowed) of the Company, any Security Agreements or any other Note Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“Open of Business” means 9:00 a.m., New York City time.
The term “or” is not exclusive, unless the context expressly provides otherwise.
“Other Holder” means any person in whose name any Other Note is registered on the books of the Registrar.
“Other Notes” means any Notes that are of the same series as this Note and that are represented by one or more certificates other than the certificate representing this Note.
“Partial Redemption Date” means, with respect to this Note, (A) each of January 1, 2024, April 1, 2024, July 1, 2024, October 1, 2024, January 1, 2025, April 1, 2025, July 1, 2025, October 1, 2025, January 1, 2026, April 1, 2026 and July 1, 2026 and (B) if not otherwise included in clause (A), the Maturity Date.
“Partial Redemption Notice” has the meaning set forth in Section 4(A).

“Partial Redemption Payment” means, for any date that is a Partial Redemption Date, an amount equal to one hundred twenty percent (120%) of [  ]2, as determined by Holder in its sole discretion; provided, however, that the Company shall not be required to partially redeem more than such amount in aggregate in respect of this Note on any Partial Redemption Date; provided, further, that the Holder and the Company may agree to increase the size of any Partial Redemption Payment by mutual written consent and notice to the Trustee.
“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
“Permitted Indebtedness” means (A) Indebtedness evidenced by the Notes and any Subsequently Purchased Notes; (B) Indebtedness actually disclosed pursuant to the Securities Exchange Agreement as of the date of the Securities Exchange Agreement; (C) Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices; (D) Indebtedness that also constitutes a Permitted Investment; (E) Subordinated Indebtedness of the Company; (F) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) at any time outstanding; (G) Indebtedness consisting of capital and operating lease obligations and Indebtedness secured by Liens permitted under clause (M) of the definition of “Permitted Liens” hereunder; provided, however, all of such Indebtedness under this clause (G), plus all Indebtedness secured by Liens permitted under clause (M) of the definition of “Permitted Liens” (without duplication) shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000.00) in the aggregate; and (H) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (G).
“Permitted Intellectual Property Licenses” means (A) Intellectual Property licenses actually disclosed pursuant to the Securities Exchange Agreement as of the date of the Securities Exchange Agreement, and (B) non-perpetual Intellectual Property licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during an Event of Default or continuance of a Default.
“Permitted Investment” means: (A) Investments actually disclosed pursuant to the Securities Exchange Agreement, as in effect as of the Issue Date; (B) Cash and Cash Equivalents; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary thereof; (F) Investments consisting of (i) loans not involving the net transfer on a substantially
2 NTD: For High Trail Investments ON LLC this amount will be $3,500,000. For HB SPV I Master Sub LLC, this amount shall be $5,250,000.

contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed two hundred fifty thousand dollars ($250,000) at any time; (G) Investments in Wholly Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; and (I) additional Investments that do not exceed one million dollars ($1,000,000) in the aggregate in any twelve (12) month period.
“Permitted Liens” means any and all of the following: (A) Liens in favor of Holder or the Collateral Agent; (B) Liens actually or deemed to be disclosed pursuant to the Securities Exchange Agreement, as in effect as of the Issue Date, and Liens securing any Subsequently Purchased Notes; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (H) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (I) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (J) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (K) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (L) Liens on Cash or Cash Equivalents securing obligations permitted under clauses (C) and (F) of the definition of Permitted Indebtedness; (M) purchase money Liens, or Liens in respect of equipment leases, (i) on equipment acquired or held by the Company incurred for financing the acquisition or lease of the equipment securing no more than One Million Four Hundred Thousand Dollars ($1,400,000.00) in the aggregate amount outstanding; provided, however, all of the Indebtedness securing the Liens permitted under this clause (M), plus all Indebtedness permitted under clause (G) of the definition of “Permitted Indebtedness” (without duplication) shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000.00) in the aggregate, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; and (N) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (B) through (J) and (N) above (other than any Indebtedness repaid with the proceeds of this Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Quarterly Cash Burn” means, for the applicable Quarterly Cash Burn Period set forth in the table below, the applicable corresponding dollar amount set forth in the table below:

Quarterly Cash Burn Period:	Permitted Quarterly Cash Burn
10/1/23 - 12/31/23	$25,000,000
11/1/23 - 1/31/24	$23,000,000
12/1/23 - 2/29/24	$22,000,000
1/1/24 - 3/31/24	$20,000,000
2/1/24 - 4/30/24	$18,000,000
3/1/24 - 5/31/24	$17,000,000
4/1/24 - 6/30/24	$15,000,000
5/1/24 - 7/31/24	$13,000,000
6/1/24 - 8/31/24	$12,000,000
7/1/24 - 9/30/24	$10,000,000
8/1/24 - 10/31/24	$9,000,000
9/1/24 - 11/30/24	$8,000,000
10/1/24 - 12/31/24 and thereafter	$5,000,000
“Permitted Transfers” means (A) dispositions of Cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business and consistent with past practice for fair value consideration in the form of Cash, Cash Equivalents or Investment Grade Securities, (B) dispositions of inventory, goods and other assets, leases, assignments or subleases of any real or personal property, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business and consistent with past practice, (C) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (D) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (E) transfers consisting of Permitted Investments in Wholly Owned Subsidiaries under clause (G) of Permitted Investments; (F) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any twelve (12) month period; (G) dispositions in connection with Permitted Liens; or (H) the disposition of all or substantially all of the assets of the Company and its Subsidiaries in a manner permitted pursuant to Section 8 and any disposition that constitutes a Fundamental Change.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction (A) pursuant to Section 4, Section 5 and Section 6.
“Quarterly Cash Burn Period” means the three-calendar month period ending on and including the applicable Cash Burn Measurement Date.
“Quarterly Cash Burn Reference Date” means the last calendar day of the calendar month immediately preceding the first calendar day of the applicable Quarterly Cash Burn Period.
“Registrar” has the meaning set forth in the Indenture.
“Related Parties” has the meaning set forth in Section 21(B).
“Reported Outstanding Share Number” has the meaning set forth in Section 5(D).
“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.
“Required Holders” means holders of a majority of the aggregate principal amount of the Notes, so long as any Notes remain outstanding; provided, that such majority must include High Trail Investments ON LLC or HB SPV I Master Sub LLC, so long as High Trail Investments ON LLC or HB SPV I Master Sub LLC or any of their affiliates hold any Notes.

“Required Reserve Amount” has the meaning in Section 7(Q).

“Requisite Stockholder Approval” means the stockholder approval contemplated by Section 312.03(b) of the NYSE Listed Company Manual with respect to the issuance of shares of Common Stock pursuant to the terms of the Notes in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The New York Stock Exchange, such stockholder approval is no longer required for the Company to settle any issuance of shares of Common Stock pursuant to the terms of the Notes by delivering shares of Common Stock without limitation pursuant to Section 5(E).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Exchange Agreement” means that certain Securities Exchange Agreement, dated as of November 27, 2023, between the Company, High Trail Investments ON LLC and HB SPV I Master Sub LLC providing for the issuance of the Notes. The Trustee shall not been deemed to have any knowledge of or have any obligation to monitor the terms of the Securities Exchange Agreement.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 10, 2023, between the Company, High Trail Investments ON LLC and HB SPV I Master Sub LLC providing for the issuance of the Prior Notes (as defined in the Securities Exchange Agreement), as amended by First Amendment to Securities Purchase Agreement, dated as of November 27, 2023, between the Company, High Trail Investments ON LLC and HB SPV I Master Sub LLC. The Trustee shall not been deemed to have any knowledge of or have any obligation to monitor the terms of the Securities Purchase Agreement.
“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.
“Stated Interest” has the meaning set forth in Section 4(B).
“Stated Interest Rate” means, as of any date, a rate per annum equal to six percent (6.0%).
“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Holder and the applicable lender in amounts and on terms and conditions satisfactory to the Holder in its sole discretion.
“Subsequently Purchased Notes” has the meaning set forth in the Securities Purchase Agreement.
“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor Corporation” has the meaning set forth in Section 8(A).
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal, in terms of volume, Eligible Exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which the Common Stock is listed for trading; and (B) there is no Market Disruption Event; provided that the Holder, by written notice to the Company, may waive any such Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transaction Documents” means, collectively, the Securities Exchange Agreement, the Notes, the Security Agreements, the Amendments to Security Documents, the Indenture, the Securities Purchase Agreement, each Voting Agreement (as defined in the Securities Exchange Agreement) and the Irrevocable Transfer Agent Instructions (as defined in the Securities Exchange Agreement) and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated by the Securities Exchange Agreement and thereby, as may be amended from time to time.
“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.
“Trustee” means U.S. Bank Trust Company National Association in its capacity as trustee under the Indenture.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.
“Undelivered Shares” has the meaning set forth in Section 5(C).
“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal, in terms of volume, Eligible Exchange on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by written notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal, in terms of volume, Eligible Exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
“Withheld Shares” has the meaning set forth in Section 5(E).
Section 2.Persons Deemed Owners.
The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3.Registered Form.
This Note, and any Other Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.
Section 4.Partial Redemption Payments; Interest; Maturity Date Payment; Prepayment.
(A)Partial Redemption Payments. On each Partial Redemption Date, the Company shall redeem a Partial Redemption Payment of this Note (in an Authorized Denomination). Such Partial Redemption Payment may be canceled by the Holder at any time prior to the receipt of the applicable Partial Redemption Payment from the Company. The Company shall pay the Holder the Partial Redemption Payment by wire transfer of immediately available funds on the applicable Partial Redemption Date. Any Partial Redemption Payment paid pursuant to this Section 4(A) shall reduce the Principal Amount by such paid amount divided by one and twenty hundredths (1.20). If this Note (or any portion of this Note) is to be redeemed pursuant to this Section 4(A), then, from and after the date the related Partial Redemption Payment is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion). The Company shall deliver to the Trustee a written notice of any Partial Redemption Payment, including the applicable amount of the Partial Redemption Payment (a “Partial Redemption Notice”), within two (2) Business Days after the applicable Partial Redemption Date.
(B)Interest. Except as provided in Section 9(D), this Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate. Stated Interest on this Note will (i) accrue on the Principal Amount of this Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Interest; (iii) be paid to Holder in cash on each Interest Payment Date in accordance with Section 5(A); (iv) with respect to the amount of interest then accrued on the portion of the Principal Amount being redeemed in connection with a Cash Sweep Payment, be paid to the Holder in arrears as of the date of such Cash Sweep Payment in accordance with this Section 4, as applicable; (v) with respect to the amount of interest then accrued on the portion of the Principal Amount being redeemed on a Partial Redemption Date, be paid to the Holder in arrears as of each such date in accordance with this Section 4, as applicable; (vi) with respect to the amount of interest then accrued on the portion of the Principal Amount being repurchased on a Fundamental Change Repurchase Date, be paid to the Holder in arrears as of each such date in accordance with Section 6, as applicable; and (vi) be computed on the basis of a 360-day year comprised of twelve 30-day months.
(C)Maturity Date Payment. On the Maturity Date, the Company will pay the Holder an amount in cash equal to the Maturity Principal Amount for the then-outstanding Principal Amount of this Note plus any accrued and unpaid interest on this Note.
(D)Cash Sweep Payments.
(i)For purposes of this Note, any payment made to the Holder pursuant to Section 4(D) shall be referred to as a “Cash Sweep Payment”. All Cash Sweep Payments shall be accompanied by accrued and unpaid interest on the amount repaid.
(ii)Concurrently with the completion of any Cash Sweep Financing, the Company shall certify to Holder in writing (i) the amount of the applicable Cash Sweep Financing and (ii) the calculation of the potential Cash Sweep Amount with respect to such

Cash Sweep Financing (including a certification that such Cash Sweep Amount was calculated in accordance with the terms hereof) (such certification a “Cash Sweep Certification”); provided, however, that, unless consented to by the Holder in writing, in the event that the extent of such Cash Sweep Financing and Cash Sweep Amount is such that the information required in such certification would constitute material non-public information regarding the Company, then the Company shall also concurrently publicly disclose such material non-public information on a Current Report on Form 8-K or otherwise.
(iii)The Holder shall have the right to require the Company, exercisable by delivery of written notice to the Company (with a copy to the Trustee) of exercise of such right (a “Cash Sweep Notice”), to redeem all or a portion of this Note in cash within three (3) Business Days following the delivery of such Cash Sweep Notice (regardless of whether the Company actually delivers a Cash Sweep Certification) for all or a portion of the Cash Sweep Amount with respect to such Cash Sweep Financing. If the Holder or any Other Holder elects to redeem all or a portion of any Other Notes for all or a portion of the Cash Sweep Amount with respect to the same Cash Sweep Financing, the Trustee shall then select the redemption portions of the principal of this Note and such Other Notes on a pro rata basis to the extent practicable or such other method the Trustee deems fair and appropriate. The Company shall pay the Holder the Cash Sweep Payment by wire transfer of immediately available funds. Any Cash Sweep Payment paid pursuant to this Section 4(D) shall reduce the Principal Amount by such paid amount divided by one and twenty hundredths (1.20). If this Note (or any portion of this Note) is to be redeemed pursuant to this Section 4(D), then, from and after the date the related Cash Sweep Payment is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).
(E)    Prepayment. The Company may not prepay this Note without the written consent of the Required Holders.
Section 5.Method of Payment; When Payment Date is Not a Business Day.
(A)Method of Payment. The Company will pay all cash amounts due under this Note by wire transfer of immediately available funds to the account of the Holder as set forth in a written notice of an account of such Holder delivered by the Holder to the Company at least one (1) Business Day before the date such amount is due.
(B)Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.
(C)Event of Default Stock Payments. If an Event of Default occurs and the Company fails to pay the Event of Default Acceleration Amount when due in accordance with this Note, then the Holder may elect to receive such unpaid portion of the Event of Default Acceleration Amount, entirely or partially, in shares of Common Stock (an “Event of Default Stock Payment”), and shall deliver to the Company (with a copy to the Trustee) a written notice of such election stating which portion thereof the Holder has elected to receive in shares of Common Stock (an “Event of Default Stock Payment Notice”). On or before the second (2nd) Business Day following the date of delivery of any Event of Default Stock Payment Notice hereunder (the “Event of Default Stock Payment Delivery Date”), the Company shall issue and deliver to the Holder, a number of validly issued, fully paid and Freely Tradable shares of Common Stock equal to the quotient (rounded up to the closest whole number) obtained by dividing the Event of Default Acceleration Amount (or applicable portion thereof) by the Market

Stock Payment Price as of the date of delivery of the Event of Default Stock Payment Notice; provided, that, if the Company fails to timely issue and deliver to the Holder such shares of Common Stock, then the Holder may revoke its election to receive shares of Common Stock and elect to receive such Event of Default Acceleration Amount (or any portion thereof) in cash at any time prior to delivery of such shares of Common Stock. Any portion of the Event of Default Acceleration Amount not paid in shares of Common Stock because the Holder did not elect, or effectively revoked its election, to receive shares of Common Stock for such Event of Default Acceleration Amount (or applicable portion thereof) will be paid in cash; provided, that the Holder may deliver multiple Event of Default Stock Payment Notices in accordance with this Section 5(C) to the extent that any portion of the Event of Default Acceleration Amount remains unpaid when due in accordance with this Note. If (x) the Company shall fail for any reason or for no reason on or prior to the applicable Event of Default Stock Payment Delivery Date to deliver shares of Common Stock in accordance with this Section 5(C) (such shares to which Holder is entitled referred to as the “Undelivered Shares”); and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Undelivered Shares) purchases any shares of Common Stock (whether in the open market or otherwise) to cover any such Undelivered Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either:
(i)pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or
(ii)promptly deliver, to the Holder, such Undelivered Shares in accordance with this Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Undelivered Shares; and (y) the Daily VWAP per share of Common Stock on the date of delivery of the related Event of Default Stock Payment Notice.
To exercise such right, the Holder must deliver notice of such exercise to the Company, specifying whether the Holder has elected clause (i) or (ii) above to apply. If the Holder has elected clause (i) to apply, then the Company’s obligation to deliver the Undelivered Shares in accordance with this Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (i). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock as required pursuant to the terms hereof. In addition to the foregoing, if the Company fails for any reason to deliver Common Stock to the Holder by the applicable Event of Default Stock Payment Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each one thousand dollars ($1,000) of Undelivered Shares (based on the Daily VWAP on the applicable Event of Default Stock Payment Delivery Date), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the Event of Default Stock Payment Delivery Date until the cash amount set forth in Section 5(C)(i) is paid to the Holder or the shares of Common Stock are delivered to the Holder pursuant to Section 5(C)(ii). Under no circumstances shall the Trustee be responsible for holding or delivering shares of Common Stock to the Holder.
(D)Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not issue shares pursuant to this Note, and the Holder shall not have the right to receive shares pursuant to the terms and conditions of this Note and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, the Holder together with the other Attribution Parties collectively would beneficially own in the aggregate in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable pursuant to, this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation conversion or exercise analogous to the limitation contained in this Section 5(D). For purposes of this Section 5(D), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Note, in determining the number of outstanding shares of Common Stock the Holder may acquire in connection with this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent (as defined in the Securities Exchange Agreement) setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a notice from the Holder related to any issuance of shares of Common Stock in connection with this Note at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall promptly notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such issuance of shares of Common Stock would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 5(D), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder pursuant to this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares; provided, however that, the aggregate number of shares of Common Stock that would otherwise be required to be issued to the Holder pursuant to the terms of this Note shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be issued such shares (and any such shares declared or made on such initial issuance or on any subsequent issuance held similarly in abeyance) to the same extent as if there had been no such limitation. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any Other Holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to receive shares pursuant to this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of issuance. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(D) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(D) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note. The Holder hereby acknowledges and agrees that the Company shall be entitled to rely on the representations and other information set forth in any notice from the Holder related to any issuance of shares of Common Stock in connection with this Note and shall not be required to independently verify whether any issuance of Common Stock pursuant to this Note would cause the Holder (together with the other Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such issuance or otherwise trigger the provisions of this Section 5(D). The Trustee shall have no obligation to monitor any limitations on beneficial ownership in connection with this Section 5(D).
(E)Stock Exchange Limitations. Notwithstanding anything to the contrary in this Note or any Other Note, until the Requisite Stockholder Approval is obtained, in no event will the number of shares of Common Stock issuable pursuant to this Note, all Other Notes and all Subsequently Purchased Notes, together with all other shares, if any theretofore issued pursuant to the Securities Exchange Agreement, this Note, all Other Notes and all Subsequently Purchased Notes, including (for the avoidance of doubt) Event of Default Stock Payments exceed 39,349,491 shares in the aggregate. If any one or more shares of Common Stock are not delivered as a result of the operation of the preceding sentence (such shares, the “Withheld Shares”), then (1) on the date such shares of Common Stock are issuable hereunder (without effect to any limitations imposed under Section 5(D)), the Company will pay to the Holder, in addition to the shares otherwise due to the Holder hereunder, cash in an amount equal to the product of (x) the number of such Withheld Shares; and (y) the Daily VWAP per share of Common Stock on the date of delivery of the related Event of Default Stock Payment Notice; and (2) to the extent the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in settlement of a sale by the Holder of such Withheld Shares, the Company will reimburse the Holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) the product of (I) the number of such Withheld Shares purchased by the Holder; and (II) the Daily VWAP per share of Common Stock on the date of delivery of the related Event of Default Stock Payment Notice.
Section 6.Required Repurchase of Note upon a Fundamental Change.
(A)Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.
(C)Fundamental Change Notice. No later than the fifth (5th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder (with a copy to the Trustee) a written notice (the “Fundamental Change Notice”) thereof (provided, however, in no event shall such notice be required prior to the actual public announcement of such Fundamental Change), stating the expected date such Fundamental Change will occur. No later than the fifth (5th) Business Day after the date of delivery of the Fundamental Change Notice, the Holder shall notify the Company in writing whether it will require the Company to repurchase this Note and specify the Fundamental Change Repurchase Date.
(D)Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).
Section 7.Affirmative and Negative Covenants.
(A)Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.
(B)Corporate Existence. Subject to Section 8, the Company will cause to preserve and keep in full force and effect:
(i)its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and
(ii)the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;
provided, however, that the Company need not preserve or keep in full force and effect any such rights (charter and statutory), license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder; provided further, that any Subsidiary may merge into, amalgamate or consolidate with any other Subsidiary and any Subsidiary may liquidate or dissolve if all of its property passes to the Company or another Subsidiary.
(C)Ranking. All payments due under this Note shall rank (i) pari passu with all Other Notes and all Subsequently Purchased Notes, (ii) effectively senior to all unsecured obligations of the Company to the extent of the value of the Collateral securing the Notes for so long as the

Collateral so secures the Notes in accordance with the terms hereof and (iii) senior to any Subordinated Indebtedness.
(D)Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness except by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion; or (c) amend or modify any documents or notes evidencing any Indebtedness in any manner which shortens the maturity date or any amortization, redemption or interest payment date thereof or otherwise imposes materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of Holder. The Company shall not and shall not permit any Subsidiary to incur any Indebtedness that would cause a breach or Default under the Notes or prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.
(E)Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
(F)Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if (i) any Event of Default has occurred hereunder or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 9(A)(ii), Section 9(A)(iv), Section 9(A)(vi), Section 9(A)(ix), Section 9(A)(x), Section 9(A)(xi) or Section 9(A)(xiv).
(G)Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant equity incentive, stock purchase or repurchase plans or awards granted thereunder or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary of the Company may pay dividends or make distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company, or (c) lend money to any employees, officers or directors (except as permitted under clause (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of two hundred fifty thousand dollars ($250,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of two hundred fifty thousand dollars ($250,000) in the aggregate. If there are dividends or distributions made by the Company or any Subsidiary, within one (1) Business Day following the date on which the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission, the Company will provide the Holder with a written notice setting forth the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 7(G) for the period covered by such Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. Notwithstanding anything herein to the contrary, the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest if (A) any Event of Default has occurred hereunder and has not been waived by the Required Holders or (B) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 9(A)(ii), Section 9(A)(iv), Section 9(A)(vi), Section 9(A)(ix), Section 9(A)(x), Section 9(A)(xi) or Section 9(A)(xiv).
(H)Transfers. The Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole), except for Permitted Transfers and Permitted Investments.
(I)Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.
(J)Minimum Liquidity.
(i)The Company and its Subsidiaries shall have at all times liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States in a minimum amount equal to thirty five million dollars ($35,000,000) and, subject to Section 8(Y), subject to one or more control agreements entered into in favor of the Collateral Agent (each a “Controlled Account”).
(ii)On the first (1st) Business Day of each month (or, if requested by the Holder in its sole discretion, within one (1) Business Day of such request or, if earlier, immediately in the event an Event of Default has occurred as a result of a breach of Section 7(J)(i), Section 7(D), Section 7(E), Section 7(G), Section 7(R), Section 7(W) or Section 7(Z) hereof), the Company shall provide to the Holder and the Trustee a certification, in the form attached hereto as Exhibit A, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying whether or not the Company has satisfied the requirements of Section 7(J)(i), Section 7(D), Section 7(E), Section 7(G), Section 7(R), Section 7(W) and Section 7(Z) during the immediately preceding calendar month (or applicable period). Each such certification delivered pursuant to this Section 7(J)(ii) shall be referred to as a “Compliance Certificate” If the Company determines in its sole discretion that such information constitutes material non-public information, then the Company will so indicate in the certification provided pursuant to the preceding sentence and the Company will concurrently disclose such material non-public information on a Current Report on Form 8-K or otherwise.
(K)Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto.
(L)Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful (as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times in all material respects with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(M)Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain and preserve all of the Intellectual Property Rights (as defined in the Securities Exchange Agreement) of the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.
(N)Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with customary business practice by companies in similar businesses similarly situated.
(O)Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly Owned Subsidiaries), except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.
(P)Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes or (ii) issue any other securities or incur any Indebtedness, in each case, that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including, without limitation, the payment of principal thereon.
(Q)Share Reserve. So long as this Note remains outstanding, the Company shall at all times have no less than a number of authorized but unissued shares of Common Stock equal to one hundred million (100,000,000) shares of Common Stock, which shall not be exclusively reserved for issuance pursuant to the Notes (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 7(Q) be reduced other than in connection with any stock combination, reverse stock split or other similar transaction. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval (if required) of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.
(R)Minimum Cash Spend Availability. On the last calendar day of each calendar month beginning with the calendar month ending December 31, 2023 (each a “Cash Burn Measurement Date”), the Company’s and its Wholly Owned Subsidiaries’ Available Cash on the Cash Burn Measurement Date shall be greater than or equal to (A) the Company’s and its

Wholly Owned Subsidiaries’ Cash and Cash Equivalents on the Quarterly Cash Burn Reference Date, less (B) the Permitted Quarterly Cash Burn.
(S)Independent Investigation. At the request of the Required Holders at any time the Required Holders have determined in good faith that (i) an Event of Default has occurred or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default but the Company has not timely agreed to such determination in writing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Required Holders to investigate as to whether such Event of Default or event or circumstance has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Event of Default or event or circumstance has occurred, the Independent Investigator shall notify the Company of such Event of Default or occurrence of such event or circumstance and the Company shall promptly deliver written notice to the Holder of such Event of Default if such Event of Default has occurred. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, any of the Company’s officers, directors, key employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.
(T)Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 7(T) shall limit any obligations of the Company, or any rights of the Holder, under the Securities Exchange Agreement.
(U)The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, the Holder will not have any obligations hereunder except those obligations expressly set forth herein (and in the Securities Exchange Agreement) and the Holder is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Note and not as a fiduciary or agent of the Company. The Company agrees that it will not assert any claim against the Holder based on an alleged breach of fiduciary duty by the Holder in connection with the Note. The Company acknowledges that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.
(V)The Company shall cause this Note and any shares of Common Stock issuable pursuant to this Note to be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” law, on and after the date that is six (6) months following the Issue Date. If this Note is to be transferred, the Holder shall notify the Company and surrender this Note to the Company (or provide the Company an affidavit in a form reasonably acceptable to the Company that this Note was lost, stolen or destroyed), whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request.
(W)So long as this Note remains outstanding, the Company shall at all times have access to an ATM Program, the terms of which have been approved by the Required Holders in accordance with the Securities Exchange Agreement with aggregate available, accessible and unused capacity to generate gross proceeds to the Company of at least ten million dollars ($10,000,000). On or before December 31, 2023, the Company shall establish a new ATM Program (or increase the Existing ATM Sales Program (as defined in the Securities Exchange Agreement)) such that the Company has an ATM Program with aggregate available, accessible and unused capacity to generate gross proceeds to the Company of at least seventy five million dollars ($75,000,000) as of December 31, 2023, and such ATM Program shall not be subsequently canceled, or amended or otherwise modified to reduce such amount, without the written consent of the Required Holders.
(X)The Company shall pay when due any and all fees and expenses owed by it under all deposit accounts located in the United States and subject to a control agreement entered into in favor of the Collateral Agent.
(Y)As of the Issue Date (which period may be extended in the reasonable discretion of the Collateral Agent), the Company or relevant Subsidiary of the Company shall have delivered to the Collateral Agent the Amendments to Security Documents, in form and substance satisfactory to the Collateral Agent, which create a first lien security interest in all assets of the Company including, but not limited to its intellectual property (subject to prior Liens and other customary exclusions, in each case acceptable to the Collateral Agent in its sole discretion) (the “Collateral”) and shall perfect a first lien security interest in all such assets of the Company other than the Company’s non-U.S. assets. As soon as reasonably practicable, but in any event before forty-five (45) days after the Issue Date of the Notes (which period may be extended in the reasonable discretion of the Collateral Agent), the Company or relevant Subsidiary of the Company shall deliver to the Collateral Agent (a) such additional security documents and/or amendments to existing security documents, in form and substance reasonably acceptable to the Collateral Agent (the “Ancillary Security Documents”), which perfect a first lien security interest in all remaining assets of the Company (subject to prior Liens and other customary exclusions, in each case acceptable to the Collateral Agent in its sole discretion) and (b) with respect to such Ancillary Security Documents, customary legal opinions relating to such

Ancillary Security Documents, in form and substance reasonably acceptable to the Collateral Agent.
(Z)At no time shall any Intellectual Property (regardless of the value of such Intellectual Property) or any other assets with a fair market value in excess of five million dollars ($5,000,000) in the aggregate be held by Subsidiaries of the Company formed in jurisdictions outside of the United States, unless the Holder shall have been previously granted a perfected first lien security interest in such assets pursuant to security documents, in form and substance reasonably acceptable to the Collateral Agent. Notwithstanding the foregoing, no assets shall be held by Subsidiaries of the Company formed in jurisdictions outside of the United States in the event that holding such assets in such Subsidiaries would be in violation of the Security Agreements as amended by the Amendments to Security Documents and the Ancillary Security Documents.
(AA)Common Stock Issued Pursuant to this Note.
(i)Status of Shares Issued; Listing. Each share of Common Stock delivered pursuant to this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued pursuant to this Note, when delivered, to be admitted for listing on such exchange or quotation on such system.
(ii)Transferability of Shares Issued. Any shares of Common Stock issued pursuant to this Note will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.
Section 8.Successors.
The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:
(A)the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder and the Trustee, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and
(B)immediately after giving effect to such Business Combination Event, no Event of Default will have occurred that has not been waived and no Default will have occurred and be continuing which has not been waived.
At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

This Section 8 will not apply to a sale, assignment, transfer, lease, conveyance or other disposition of property or assets between or among any of the Company and its Wholly Owned Subsidiaries.
Upon the occurrence of any Business Combination Event, the Company shall deliver the supplemental indenture, officers’ certificate and opinion of counsel contemplated pursuant to Section 5.1(b) of the Base Indenture.
Section 9.Defaults and Remedies
(A)Events of Default. “Event of Default” means the occurrence of any of the following (whose occurrence, for the avoidance of doubt, may be waived, but may not be cured):
(i)a default in the payment when due of a Partial Redemption Payment (or applicable portion thereof), the Principal Amount, the Maturity Principal Amount, a Cash Sweep Payment or the Fundamental Change Repurchase Price under this Note;
(ii)a default for two (2) Business Days in the payment when due of the interest on this Note;
(iii)a default in the Company’s obligation to issue shares pursuant to this Note;
(iv)a default in the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 6(C), Cash Sweep Certification in accordance with the requirements of Section 4(D), Partial Redemption Notice or Compliance Certificate, and such default continues for three (3) Business Days, or the delivery of a materially false or inaccurate Fundamental Change Notice, Cash Sweep Certification, Partial Redemption Notice or Compliance Certificate;
(v)any failure to timely deliver an Event of Default Notice or a materially false or inaccurate certification as to whether any Event of Default has occurred;
(vi)a default in any of the Company’s obligations or agreements under this Note or the Transaction Documents (in each case, other than a default set forth in clauses (i) – (v) or (vii) – (xviii) of this Section 9(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document as of the date when made (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date); provided, however, that if such default can be cured, then such default shall not be an Event of Default unless the Company has failed to cure such default within ten (10) days after its occurrence;
(vii)any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(viii)the Company fails to comply with any covenant set forth in Section 7(D), Section 7(E), Section 7(F), Section 7(G), Section 7 (H), Section 7 (J), Section 7(P), Section 7(Q), Section 7(R), Section 7(W), Section 7(Y) or Section 7(Z) of this Note;
(ix)the suspension from trading or failure of the Common Stock to be trading or listed on the Company’s primary Eligible Exchange (measured in terms of trading volume for its Common Stock) on which the Common Stock is traded for a period of three (3) consecutive Trading Days;
(x)(i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness having an individual principal amount in excess of at least two hundred fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or (ii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness of at least two hundred fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, Indebtedness having an individual principal amount in excess of two hundred fifty thousand dollars ($250,000) to become or be declared due prior to its stated maturity;
(xi)one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least two hundred fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
(xii)(A) the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the Commission in the manner and within the time periods required by the Exchange Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose), or (B) the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission or (C) as long as any Notes remain outstanding, the Company at any time ceases to satisfy the eligibility requirements set forth under Section I.A of the General Instructions to Form S-3;
(xiii)In violation of Section 7(Y), any security document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any such security document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xiv)any material damage to, or loss, theft or destruction of, any material portion of the Collateral (provided that any damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by two hundred and fifty thousand dollars ($250,000) or more shall be deemed to be material), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Exchange Agreement). For clarity, an Event of Default under this Section 9(A)(xiv) will not require any curtailment of revenue;
(xv)at any time the shares of Common Stock issuable pursuant to this Note are not Freely Tradeable.
(xvi)the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:
(1)commences a voluntary case or proceeding;
(2)consents to the entry of an order for relief against it in an involuntary case or proceeding;
(3)consents to the appointment of a custodian of it or for any substantial part of its property;
(4)makes a general assignment for the benefit of its creditors;
(5)takes any comparable action under any foreign Bankruptcy Law; or
(6)generally is not paying its debts as they become due; or
(xvii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:
(1)is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;
(2)appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;
(3)orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or
(4)grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law, and, in each case under this Section 9(A)(xvi), such order or decree remains unstayed and in effect for at least thirty (30) days.
(xviii)the Company’s stockholders approve any plan for the liquidation or dissolution of the Company

(B)Acceleration.
(i)Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 9(A)(xvi) or Section 9(A)(xvii) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then outstanding portion of the Maturity Principal Amount of, and all accrued and unpaid interest on, this Note will immediately become due and payable without any further action or notice by any Person.
(ii)Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 9(A)(xvi) or Section 9(A)(xvii) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and has not been waived by the Holder, then the Holder, by notice to the Company, may declare this Note (or any portion thereof) to become due and payable on the Business Day immediately following the date of such notice for cash in an amount equal to the Event of Default Acceleration Amount.
(C)Notice of Events of Default. Promptly, but in no event later than one (1) Business Day after an Event of Default, the Company will provide written notice of such Event of Default to the Holder and the Trustee (an “Event of Default Notice”), which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) the date on which the Event of Default occurred and (iii) the date on which the Default underlying such Event of Default initially occurred, if different than the date on which the Event of Default occurred.
(D)Default Interest. If a Default or an Event of Default occurs, then in each case, to the extent lawful, interest (“Default Interest”) will automatically accrue on the Principal Amount outstanding as of the date of such Default or Event of Default at a rate per annum equal to twelve percent (12.0%), from, and including, the date of such Default or Event of Default, as applicable, to, but excluding, the date such Default is cured and all outstanding Default Interest under this Note has been paid. Default Interest hereunder will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable in arrears on the earlier of (i) the first day of each calendar month, (ii) the date such Default is cured, (iii) any Fundamental Change Repurchase Date or any date that an Event of Default Acceleration Amount is paid by the Company to the Holder, and (iv) the Maturity Date.
Section 10.Registrar and Paying Agent.
Notwithstanding Section 2.4 of the Base Indenture, the Company hereby appoints itself as the Paying Agent for this Note. In connection with this Note, all references in the Base Indenture to the Trustee as the Paying Agent (including, without limitation, the obligation of the Paying Agent to hold assets in trust under Section 2.5 of the Base Indenture), shall instead be obligations of the Company in its capacity as Paying Agent.
Section 11.Ranking.
All payments due under this Note shall rank (i) pari passu with all Other Notes and all Subsequently Purchased Notes, (ii) effectively senior to all unsecured obligations of the Company to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof and (iii) senior to any Subordinated Indebtedness.

Section 12.Replacement Notes.
If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company and to the Trustee to protect the Trustee from any loss that it may suffer if this Note is replaced.
Section 13.Notices.
Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:
Velo3D, Inc.
511 Division Street
Campbell, CA 95008
Attention: Bernard Chung
Email address: bernard.chung@velo3d.com

With a copy (which shall not constitute notice) to:

Fenwick & West LLP
902 Broadway
New York, NY 10010
Attention: Per Chilstrom
Email address: pchilstrom@fenwick.com

    Notice to the Trustee shall be delivered as set forth in Section 9.2 of the Base Indenture.
    The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication to the Holder will be by e-mail to its e-mail address, which initially are as set forth in the Securities Exchange Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.
If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.
Section 14.Successors and Assigns.
All agreements of the Company in this Note will bind its successors and will inure to the benefit of the Holder's successors and assigns.

Section 15.Severability.
If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.
Section 16.Headings, Etc.
The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.
Section 17.Amendments
Except as set forth in Section 7.2(a) of the Base Indenture, this Note may not be amended or modified unless in writing by the Company, the Trustee and the Required Holders, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Notwithstanding the foregoing, the Company and the Trustee may amend or modify this Note, and may waive any provision hereof, without notice to or consent of the Holder or any Other Holder to provide for the assumption by a Successor Corporation of the obligations of the Company under this Note in accordance with Section 8. Section 7.1 of the Base Indenture shall not be applicable in connection with this Note.

Section 18.Governing Law; Waiver of Jury Trial.
All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 19.Submission to Jurisdiction.
The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in the Court of Chancery of the State of Delaware; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such court in any such suit, action or proceeding.
Section 20.Enforcement Fees.
The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable and documented attorneys’ fees and expenses.
Section 21.Collateral Agent.
(A)Appointment; Authorization. The Holder and the Trustee, together with any successors or assigns thereof, hereby irrevocably appoint, designate and authorize High Trail Investments ON LLC as collateral agent to take such action on their behalf under the provisions of this Note, each Security Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of each Security Agreement, together with such powers as are reasonably incidental thereto. The provisions of this Section 21 are solely for the benefit of the Collateral Agent, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Security Agreement (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Note, any Security Agreement or any other agreement, instrument or document related hereto or thereto, the Collateral Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note, any Security Agreement or any other agreement, instrument or document related hereto or thereto or otherwise exist against the Collateral Agent. The Collateral Agent shall act hereunder and under the Security Documents in accordance with the provisions of this Note and the Security Documents pursuant to the direction of the Required Holders or the Trustee.
(B)Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Security Agreement by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of its Affiliates (collectively, the “Related Parties”). The exculpatory provisions of this Section 21 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(C)Exculpatory Provisions.
(i)The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Security Agreements, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing or an Event of Default has occurred; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers; and (iii) shall not, except as expressly set forth in the Security Agreements, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity.
(ii)The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by the Company.
(iii)The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Notes, any Security Agreement or any other agreement, instrument or document related hereto or thereto, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Note, any Security Agreement or any other agreement, instrument or document related hereto or thereto, or (e) any failure of the Company or any other party to this Note, any Security Agreements or any other agreement, instrument or document related hereto or thereto to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note, any Security Agreement or any other agreement, instrument or document related to the hereto or thereto, or to inspect the properties, books or records of the Company or any Affiliate of the Company.
(D)Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(E)Successor Agent. The Collateral Agent may resign as the Collateral Agent at any time upon ten (10) days’ prior notice to the Holder and each Other Holder and the Company. If the Collateral Agent resigns under this Note, the Required Holders shall appoint a successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint a successor Collateral Agent on behalf of the Holder and each Other Holder after consulting with the Holder and each Other Holder. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “the Collateral Agent” shall mean such successor agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 21 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent. If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, a retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Holder, together with each Other Holder, shall perform all of the duties of the Collateral Agent hereunder until such time as the Required Holders shall appoint a successor agent as provided for above.
(F)Non-Reliance on the Collateral Agent. The Holder acknowledges that it has, independently and without reliance upon the Collateral Agent or any of its Related Parties and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Note. The Holder also acknowledges that it will, independently and without reliance upon the Collateral Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Note, any Security Agreement or any related agreement or any document furnished hereunder or thereunder.
(G)Collateral Matters. The Holder irrevocably authorizes the Collateral Agent to release any Lien granted to or held by the Collateral Agent under any Security Agreement (i) when all Obligations have been paid in full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted under this Note and each other agreement, instrument or document related hereto (it being agreed and understood that the Collateral Agent may conclusively rely without further inquiry on a certificate of an officer of the Company as to the sale or other disposition of property being made in compliance with this Note and each other agreement, instrument or document related hereto); or (iii) if approved, authorized or ratified in writing by the Holder and each Other Holder. The Collateral Agent shall have the right, in accordance with the Security Agreements to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.
(H)Reimbursement by Holder and Other Holders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under Sections 4(g) or 9(k) of the Securities Exchange Agreement to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of the Collateral Agent (or any sub-agent thereof), the Holder hereby agrees, jointly and severally with each Other Holder, to pay to the Collateral Agent (or any such sub-agent) or such Related Party of the Collateral Agent (or any sub-agent thereof), as the case may be, such unpaid amount.
(I)Marshaling; Payments Set Aside. Neither the Collateral Agent nor the Holder shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Collateral Agent, or the Collateral Agent enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (i) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (ii) the Holder agrees to pay to the Collateral Agent upon demand its share of the total amount so recovered from or repaid by the Collateral Agent to the extent paid to the Holder.
(J)Payment Priorities. If the Collateral Agent receives any proceeds of Collateral, the Collateral Agent shall deliver such proceeds to the Trustee for application in accordance with Section 6.10 of the Base Indenture.
Section 22.Calculations.
Except as otherwise expressly provided herein, the Collateral Agent shall be responsible for making all calculations called for under this Note or the Indenture. These calculations include, but are not limited to, determinations of the Cash Sweep Amount, Daily VWAPs, Fundamental Change Repurchase Price, Event of Default Acceleration Amount, Market Stock Payment Price, Partial Redemption Payments, and accrued interest on the Notes. The Collateral Agent shall make all these calculations in good faith and, absent manifest error, the Collateral Agent’s calculations shall be final and binding on the Company and the Trustee. The Collateral Agent shall provide a schedule of its calculations to each of the Trustee, the Company and the Paying Agent (if no longer the Company), and the Trustee is entitled to rely conclusively upon the accuracy of the Collateral Agent’s calculations without independent verification. The Collateral Agent shall forward its calculations to the Holder upon the request of that Holder at the sole cost and expense of the Company. For the avoidance of doubt, the Trustee shall have no obligation to calculate or verify the calculation of the accrued and unpaid interest on the Notes. The Trustee shall not be responsible for the Company’s failure to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the Company’s duties, responsibilities or covenants hereunder.
The following provisions of the Base Indenture are not applicable to this Note, unless so required pursuant to applicable law: Section 2.15, Article 3, Section 4.3, Section 4.5, Article 5, Section 6.1 through Section 6.4, Section 8.1 and Section 8.2.
Section 23.Trust Indenture Act.
If any provision of this Note contravenes the mandatory provisions of the Trust Indenture Act, the provisions of the Trust Indenture Act shall govern and control. The provisions of Section 316(a)(1) of the Trust Indenture Act shall be excluded for the purposes of the Note and shall instead be governed by the terms hereof.
Section 24.Electronic Execution.
    The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

* * *

Exhibit A
Form of Covenant Compliance Certificate
The undersigned, the duly qualified and elected Chief Financial Officer of Velo3D, Inc., a Delaware corporation (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to the Senior Secured Convertible Note due 2026, issued [  ], 20[  ] (the “Note”), issued by the Company to [  ], that:
(i) the Company satisfied the requirements of Section 7(D) of the Note during the [calendar month ended [  ]][period beginning on [  ] and ending on [  ]].3
(ii) the Company satisfied the requirements of Section 7(E) of the Note during the [calendar month ended [  ]][period beginning on [  ] and ending on [  ]].
(iii) the Company satisfied the requirements of Section 7(G) of the Note during the [calendar month ended [  ]][period beginning on [  ] and ending on [  ]].
(iv) the Company satisfied the requirements of Section 7(J)(i) of the Note during the calendar month ended [  ][period beginning on [  ] and ending on [  ]].
(v) the Company satisfied the requirements of Section 7(W) of the Note during the calendar month ended [  ][period beginning on [  ] and ending on [  ]].
(vi) the Company satisfied the requirements of Section 7(R) of the Note during the calendar month ended [  ][period beginning on [  ] and ending on [  ]].
(vii) the Company satisfied the requirements of Section 7(Z) of the Note during the calendar month ended [  ][period beginning on [  ] and ending on [  ]].
Capitalized terms used herein without definition shall have the meanings given to such terms in the Note.

VELO3D, INC.
By:
Name:
Title:

Date: __________________

3 NTD: Include this bracketed language for (i)-(vii) if the period is anything other than a month.